As filed with the Securities and Exchange Commission on March 1, 2019
Registration No. 333-[___]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
MARRIOTT INTERNATIONAL, INC.
(Exact name of registrant as specified in its Charter)

Delaware	52-2055918
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)
10400 Fernwood Road
Bethesda, Maryland 20817
(301) 380-3000
(Address of Principal Executive Offices, Zip Code)

MARRIOTT RETIREMENT SAVINGS PLAN
(Full title of the plan)
Rena Hozore Reiss, Esq.
Executive Vice President and General Counsel
Marriott International, Inc.
Dept. 52/923
10400 Fernwood Road
Bethesda, Maryland 20817
(301) 380-3000
(Name, Address, including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
________________________________ ___
Copy to:
Ronald O. Mueller, Esq.
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5306
(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price	Amount of registration fee(2)

	$500,000,000	$500,000,000	$60,600

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also registers such amount of additional securities that may be offered pursuant to the terms of the Marriott Retirement Savings Plan which provides for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 416(c), this Registration Statement also registers an indeterminate amount of interests to be offered or sold pursuant to the Marriott Retirement Savings Plan.

(2)	Calculated in accordance with Rule 457(o) of the Securities Act.

INTRODUCTION
This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Marriott International, Inc., a Delaware corporation (the “Company” or the “Registrant”), and the Marriott Retirement Savings Plan (the “Plan”), to register an additional $500,000,000 worth of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), to be offered and sold to accounts of eligible employees of the Company under the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.
The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that the Company files later with the SEC will automatically update and in some cases supersede this information. Specifically, the Company incorporates by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
    (a)    The Company’s latest Annual Report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the latest fiscal year for which such statements have been filed, and the Plan’s latest Annual Report on Form 11-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act;
    (b)    All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s latest annual report or prospectus referred to in (a) above;
    (c)    The description of the Common Stock set forth under the caption “Description of the New Marriott Capital Stock” in the Company’s Registration Statement on Form 10, filed on February 13, 1998, including any amendment or report filed with the SEC for the purpose of updating such description;
    (d)    Future filings the Company and the Plan make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered under this Registration Statement have been sold or which deregisters all such securities then remaining unsold.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
The Company’s Exchange Act file number with the SEC is 001-13881.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Articles Eleventh and Sixteenth of the Company’s Restated Certificate of Incorporation (the “Certificate”) and Section 7.7 of the Company Amended and Restated Bylaws limit the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty. These provisions of the Company Certificate and Bylaws are collectively referred to herein as the “Director Liability and Indemnification Provisions.”
The Director Liability and Indemnification Provisions define and clarify the rights of individuals, including Company directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of litigation against them. These provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors’ liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.
In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its shareholders. Decisions made on that basis are protected by the so-called “business judgment rule.” The business judgment rule is designed to protect directors from personal liability to the corporation or its shareholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve, as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual’s willingness to serve as director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.
This description of the Director Liability and Indemnification Provisions is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws, each of which has been filed with the SEC and is included as an exhibit to this Registration Statement.
Item 7.    Description of Securities.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description	Incorporation by Reference (where a report is indicated below, that document previously has been filed with the SEC and the applicable exhibit is incorporated by reference thereto)

4.1	Restated Certificate of Incorporation of the Company.	Exhibit No. 3(i) to our Form 8-K filed on August 22, 2006 (File No. 001-13881).

4.2	Amended and Restated Bylaws of the Company.	Exhibit No. 3(ii) to our Form 8-K filed on February 14, 2017 (File No. 001-13881).

5.1	Internal Revenue Service determination letter relating to the Plan.
Pursuant to Item 8(b) of Form S-8, the Plan hereby undertakes that it will submit the plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the plan.

23.1	Consent of Ernst & Young LLP	Filed with this report

23.2	Consent of CohnReznick LLP	Filed with this report

24	Powers of Attorney (included on signature page).	Filed with this report

Item 9. Undertakings.
1. The undersigned registrants hereby undertake:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on March 1, 2019.

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Bancroft S. Gordon
Bancroft S. Gordon Vice President, Assistant General Counsel and Corporate Secretary
The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on March 1, 2019.

MARRIOTT RETIREMENT SAVINGS PLAN

By:	/s/ Thaddeus J. Shepherd
Thaddeus J. Shepherd Marriott Retirement Savings Plan Member, Retirement Plan Committee
Power of Attorney. Each person whose signature appears below constitutes and appoints Rena Hozore Reiss and Bancroft S. Gordon as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Arne M. Sorenson Arne M. Sorenson	President, Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2019

/s/ Kathleen K. Oberg Kathleen K. Oberg	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	March 1, 2019

/s/ Bao Giang Val Bauduin Bao Giang Val Bauduin	Controller and Chief Accounting Officer (Principal Accounting Officer)	March 1, 2019

/s/ J.W. Marriott, Jr. J.W. Marriott, Jr.	Chairman of the Board	March 1, 2019

/s/ Mary K. Bush Mary K. Bush	Director	March 1, 2019

/s/ Bruce W. Duncan Bruce W. Duncan	Director	March 1, 2019

/s/ Deborah Marriott Harrison Deborah Marriott Harrison	Director	March 1, 2019

/s/ Frederick A. Henderson Frederick A. Henderson	Director	March 1, 2019

/s/ Eric Hippeau Eric Hippeau	Director	March 1, 2019

/s/ Lawrence W. Kellner Lawrence W. Kellner	Director	March 1, 2019

/s/ Debra L. Lee Debra L. Lee	Director	March 1, 2019

/s/ Aylwin B. Lewis Aylwin B. Lewis	Director	March 1, 2019

/s/ George Muñoz George Muñoz	Director	March 1, 2019

/s/ Steven S. Reinemund Steven S. Reinemund	Director	March 1, 2019

/s/ Susan C. Schwab Susan C. Schwab	Director	March 1, 2019